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                                                                    EXHIBIT 99.1


[Letterhead of Hawaiian Airlines, Inc.]



           Hawaiian Airlines Completes Recapitalization Transaction


  HONOLULU -- Hawaiian Airlines today completed a $20 million equity investment transaction and a series of related agreements that create additional efficiencies for the company's future.

  Yesterday, Hawaiian's shareholders voted overwhelmingly to approve a stock purchase agreement between Hawaiian and Airline Investors Partnership, L.P. ("AIP").

  Under the stock purchase agreement, Hawaiian today issued 18,181,818 shares of Hawaiian Airlines, Inc. Class A Common Stock to AIP in exchange of $20 million in cash. As a result, the number of shares of common stock outstanding has increased to 26,921,878. The shares held by AIP are restricted.

  Bruce R. Nobles, Hawaiian's chairman, president and chief executive officer, said the impact of AIP's investment is far greater than the $20 million cash infusion and marks a turning point for the airline.

  "This event caps two and a half years of hard work to turn Hawaiian around financially. The cash infusion gives us new flexibility and a measure of security at a time when we are seeing the company's best financial performance in nearly a decade. Add the increased operating efficiencies that are part of this package and Hawaiian's future begins to look bright indeed," he said.

  Hawaiian previously reached cost-saving agreements with its largest creditor, American Airlines, and its employee groups that were contingent on consummation of the AIP investment. All of these agreements go into effect today.

  American agreed to restructure payments of $10 million in deferred lease rents and maintenance payments related to Hawaiian's use of American DC-10 aircraft into a note payable over five and one-half years and to reduce lease payments for a period of three years. American also agreed to release $2 million in security deposit letters of credit.

  Hawaiian's labor groups ratified modifications to their labor contracts that are
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expected to result in cash operating expenses for the next four years averaging an amount currently estimated to be at least $5 million per year less than would otherwise be the case.

  Under its arrangement with the company, AIP is now obligated to use its best efforts to cause the company to conduct a rights offering.

  Hawaiian Airlines was founded in Honolulu as Inter-Island Airways on January 30, 1929. It inaugurated Hawaii's first scheduled interisland passenger flights on November 11, 1929 using eight-seat Sikorsky S-38 amphibious airplanes.
Today, Hawaiian provides more than 150 interisland flights daily using 139-seat McDonnell Douglas DC-9 jet aircraft in addition to its widebody DC-10 service to five West Coast gateway cities and two destinations in the South Pacific.

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